EXHIBIT 23
DEGOLYER AND MACNAUGHTON
4925 Greenville Avenue, Suite 400
One Energy Square
Dallas, Texas 75206
January 24, 2006
Sabine Royalty Trust
Bank of America, N.A.
Bank of America Plaza — 17th Floor
901 Main Street
Dallas, Texas 75202
Gentlemen:
     We hereby consent to the inclusion of certain information from our letter report dated March 2, 2005, concerning the reserves and revenue, as of January 1, 2005, of certain royalty interests owned by Sabine Royalty Trust contained in the correspondence of the Sabine Royalty Trust to be filed under Rule 425 promulgated under the Securities Act with the Securities and Exchange Commission. We also consent to the references to our firm contain therein.
Very truly yours,

DeGOLYER and MacNAUGHTON